UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)                                                                                     June 18, 2014

Big Tree Group, Inc.
(Exact name of registrant as specified in its charter)

Colorado	000-27845	84-1304106
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

South Part 1-101, Nanshe Area, Pengnan Industrial Park on North Yingbinbei Road in Waisha Town of Longhu District, Shantou, Guangdong, China	515023
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code	(86)-754-8323888

not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 18, 2014 Mr. Wei Lin, the Chief Executive Officer and Chairman of the board of directors of Big Tree Group, Inc. (the “Company”) resigned. Mr. Lin’s resignation was primarily due to his health issue and was not due to any disagreement with the Company on any matter related to operations, policies or practices.  Mr. Lin is the founder and the Chairman of our subsidiary Shantou Big Tree Toys Co., Ltd., a Chinese company, since its formation in 2003 and served as our Chief Executive Officer and Chairman of the Board since December 30, 2011. Mr. Lin will continue work for the company as an independent consultant with no compensation.

On June 18, 2014 the board of directors appointed Mr. Xiuhuan Lin as Chief Executive Officer and Chairman of the Company’s board of directors. Biographical information concerning Mr. Lin is as follows:

Mr. Xiuhuan Lin. Since 2003, Mr. Lin, age 40, has been a Deputy General Manager and Chief Sales Director of Guangdong Alpha Animation and Culture Co., Ltd, a Chinese public company and a leader of China animation industry, where he has been responsible for the marketing, management of the toy manufacturing and sales subsidiary.. From August 1997 to 2003, Mr. Lin was the Chief Sales Director of Guangdong Huawei Technology Co., Ltd. a Chinese public company, and a leading toy company based in Guangdong, China. Mr. Lin was responsible for the marketing and managing, and administration for the sales department. Mr. Lin received a Bachelor of Management degree in Marketing and Sales from Sun Yat-Sen University, Guangzhou, China.

Mr. Lin agreed to work with no compensation currently, his compensation arrangement and employment agreement will be determined in the next quarter.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIG TREE GROUP, INC.

Date: June 27, 2014	By: /s/ Xiuhuan Lin
Xiuhuan Lin, Chief Executive Officer